EXHIBIT 11 -  Computation of Earnings Per Share



Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries

                                           Three Months Ended            Nine Months Ended
                                              September 30                  September 30
                                           ------------------            -----------------

                                            1998         1997           1998          1997
                                            ----         ----           ----          ----

Net income                               $2,361,000   $6,678,000     $6,982,000   $10,111,000
                                         ==========   ==========     ==========   ===========

Basic earnings per share:
   Weighted average shares               12,369,381   12,181,843     12,316,425    12,177,743
                                         ==========   ==========     ==========    ==========

Effect of dilutive securities:
   Employee and non-employee
     director stock options                 295,832      263,271        326,404       263,271
                                            =======      =======        =======       =======

Diluted earnings per share:
   Adjusted weighted-average
     and assumed conversions             12,665,213   12,445,114     12,642,829    12,366,374
                                         ==========   ==========     ==========    ==========


Basic earnings per share                     $  .19       $  .55         $  .57        $  .83
                                             ======       ======         ======        ======
Diluted earnings per share                   $  .19       $  .54         $  .55        $  .82
                                             ======       ======         ======        ======











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